Exhibit 99.5

	Contacts:	Investor Relations, ViroLogic
For Immediate Release		(650) 635 - 1100
October 19, 2004 7:00 a.m. Eastern Time
Investor Relations, ACLARA
(650) 210-1200

ViroLogic and ACLARA BioSciences Revise Merger Terms

— ViroLogic provides preliminary third quarter revenue estimate—

—Merger to create leader in personalized medicine expected to close by end of year—

— Conference call to review details at 8:30 a.m. EDT today —

South San Francisco and Mountain View, Calif., October 19, 2004 — ViroLogic, Inc., (Nasdaq: VLGC) and ACLARA BioSciences, Inc. (Nasdaq: ACLA) today announced that they have modified the terms of the contingent value rights (CVR) in the definitive merger agreement previously executed by the companies. While CVR terms have been revised, the exchange ratio remains unchanged with each outstanding share of ACLARA common stock to be exchanged for 1.7 shares of ViroLogic common stock and 1.7 CVR. The companies have postponed their respective annual meetings previously scheduled for October 27, 2004. The meetings are expected to be rescheduled to occur later in the fourth quarter of 2004.

In addition, ViroLogic announced today that it expects to report revenue of approximately $8.6 million for the third quarter of 2004 compared to $9.2 million for the third quarter of 2003. As a result, ViroLogic anticipates that revenue for the full year will come in below the low end of its previous 2004 revenue guidance of $38 million to $41 million. ViroLogic plans to announce full financial results for the third quarter and provide an update on the business after the market closes on November 15, 2004.

CVR Terms

Under the amended agreement, the terms of the CVR have been modified by (i) increasing the maximum potential payment, (ii) allowing for the increase in the potential payment to be made in stock at the option of ViroLogic, (iii) extending the time until the determination date for the payment amount by six months for a total of 18 months and (iv) reducing the ViroLogic stock price at which the maximum payment may be made. These changes have been made to provide greater flexibility to both ACLARA and ViroLogic stockholders, to reflect changes in market valuation since the announcement of the transaction, and to facilitate stockholder support for the merger.

“The revised CVR terms have several advantages for both the ViroLogic and ACLARA stockholders,” stated William D. Young, CEO and Chairman of ViroLogic. “The new terms provide ACLARA stockholders with additional protection. Moreover, the longer timeframe gives ViroLogic, post merger, more time in which to build the value of the business, and thereby potentially eliminate the CVR payments, preserving cash for future investment in the business. Importantly, the maximum potential required cash payment is not affected.”

The revised CVR provides for a potential payment in cash and/or stock of up to $0.88 per CVR, equivalent to $1.50 per ACLARA share (formerly $0.50 per CVR and $0.85 per ACLARA share, respectively), depending on the ViroLogic stock price 18 months (formerly 12 months) following completion of the merger. Under the revised agreement, the maximum payment under the CVR would be $0.88 per CVR, if ViroLogic’s stock price trades at or below an average price of $2.02 per share (formerly $2.40) during the 15 trading days immediately preceding the eighteen-month anniversary of the closing of the merger, declining to $0.00 per CVR if ViroLogic’s stock averages $2.90 per share or higher (unchanged from prior terms) during such time. If any payments are to be made on the CVR, the first $0.50 per CVR will be paid in cash. Any payments due beyond the first $0.50 per CVR can be made in cash, ViroLogic common stock or a combination of cash and stock, at the option of ViroLogic. The CVR is expected to be listed on either the Nasdaq Stock Market or the OTC Bulletin Board.

“The pending merger of ACLARA and ViroLogic promises to create an emerging leader in individualized molecular diagnostics focused on infectious diseases and cancer,” commented

Thomas G. Klopack, CEO of ACLARA. “We believe more strongly than ever that the combination of these two companies will leverage ViroLogic’s HIV testing franchise and established commercial infrastructure and ACLARA’s leading-edge eTag™ technology to address a significant need in the development and prescription of targeted cancer treatments, representing a large market opportunity. We are pleased with the progress we have made so far in joint product and integration planning, and we are excited about getting to work together as one company in the very near future.”

The companies expect to file an amended Form S-4, set new dates for their respective annual meetings and circulate a revised Joint Proxy/Prospectus related to the merger as soon as possible. The ViroLogic board of directors and management structure after the merger will be as previously announced. The merger is expected to close by the end of the fourth quarter.

ViroLogic Preliminary Third Quarter Revenue

While several factors affected revenue in the third quarter of 2004, volume of in-coming patient samples grew versus the third quarter of 2003. This growth was despite hurricanes impacting testing volume in the Southeast, particularly Florida, which represents one of the largest and fastest growing HIV testing markets. A preliminary analysis shows that patient testing revenue is expected to be approximately $5.9 million for the third quarter of 2004, versus $6.2 million in the third quarter of 2003. The factors affecting patient testing revenue included a higher than expected number of tests for which results could not be generated due to sample handling and quality prior to submission to ViroLogic. In addition, the Company had a larger than normal backlog of in-process tests. Revenue from the pharmaceutical testing business is expected to be approximately $2.1 million compared to $2.6 million in the third quarter of 2003 reflecting the previously disclosed delays in the start of certain late-stage clinical trials.

“We are aggressively addressing the underlying factors that contributed to this quarter’s results,” said Young. “However, we were encouraged by the increased interest in our combination PhenoSense GT™ product in the third quarter, since this is a good indicator of growing acceptance by physicians and patients of the importance of testing for helping determine appropriate HIV therapies. We continue to see a robust pipeline of potential HIV therapies entering clinical trials and pharmaceutical companies continue to choose ViroLogic as their provider of resistance testing for these trials.”

Voting Agreements

The directors and executive officers of both ViroLogic and ACLARA have agreed to vote the shares owned by them in favor of the merger. In addition, the two largest stockholders in ACLARA, Tang Capital Partners, L.P. and Perry Corp., have agreed to vote the ACLARA shares owned by them in favor of the merger. The aggregate number of ACLARA shares covered by these voting agreements is approximately 8.6 million, representing approximately 24% of ACLARA’s outstanding shares.

Conference Call Details

The companies will host a conference call today, October 19, 2004, at 8:30 a.m. Eastern Time. To access the live call, please dial 800-901-5217 (U.S.) or 617-786-2964 (international). The conference ID is 32753826. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.virologic.com and clicking on the Investor Relations link, or by going to www.aclara.com and clicking on the Conference Calls link in the Investor Relations section. Following the live broadcast, a telephone replay will also be available at 888-286-8010 (U.S.) or 617-801-6888 (international), passcode 88035276, until midnight Eastern Time on October 26, 2004.

The information provided on the teleconference is only accurate at the time of the conference call, and ViroLogic and ACLARA will take no responsibility for providing updated information except as required by law.

About ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases such as AIDS and hepatitis. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

About ACLARA

Founded in 1995, ACLARA is a biotechnology company working to provide physicians and researchers products and services to make personalized medicine a reality through its protein-based assay technology – the eTag™ System. ACLARA is dedicated to unlocking the power of pathway biology to accelerate the development of next-generation targeted therapeutics, recognizing the most appropriate patients for approved therapies and identifying the highly-specific, protein-based biomarkers that will enable physicians to create truly personalized treatment regimens for patients suffering from cancer and other life-threatening disorders.

ACLARA is commercializing its proprietary eTag System to enhance and accelerate drug discovery research and the preclinical and clinical development of targeted therapeutics. ACLARA’s technology may also enable the development of highly-specific, protein-based diagnostics capable of providing physicians with a powerful tool for creating personalized treatment regimens for patients suffering from serious and difficult-to-treat cancers. For more information on ACLARA please visit the Company’s web site at www.aclara.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements relating to revenue growth, expectations of testing products and actions designed to continue the growth of patient testing revenue, the ability of the combined companies to create a leader in molecular diagnostics for personalized medicine in oncology and infectious disease, the size of the oncology testing opportunity and the approval of new targeted therapeutics requiring individual patient testing, and the timing of completion of the merger. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to the inability to obtain, or meet conditions imposed for, governmental and other approvals of the merger, including approval by stockholders of the companies; the risk that the ViroLogic and ACLARA businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; the risks that the Companies’ products may not perform in the same manner as indicated in this press release; whether the combined company successfully conducts clinical trials and successfully introduces new products; risks related to the commercialization of ACLARA’s eTag assay system; risks related to the implementation of ViroLogic’s distribution agreement with Quest; whether others introduce competitive products; the risk that the combined company’s products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated; the risk that gross margins may not increase as expected; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; the timing of pharmaceutical company clinical trials; whether payors will authorize reimbursement for its products; whether the FDA or any other agency will decide to regulate the combined company’s products or services; whether the combined company will encounter problems or delays in automating its processes; whether intellectual property underlying ViroLogic’s PhenoSense technology and ACLARA’s eTag System is adequate; the ultimate validity and enforceability of the companies’ patent applications and patents; the possible infringement of the intellectual property of others and whether licenses to third party technology will be available; and whether the combined company is able to build brand loyalty and expand revenues. For a discussion of other factors that may cause ViroLogic’s and ACLARA’s actual events to differ from those projected, please refer to each Company’s most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

Additional Information

ViroLogic, Inc. intends to file with the Securities and Exchange Commission an amended registration statement on Form S-4 that will include a joint proxy statement/prospectus of ViroLogic and ACLARA and other relevant documents in connection with the proposed transaction. Investors and security holders of ViroLogic and ACLARA are advised to read the amended joint proxy statement/prospectus when it becomes available, and other documents filed by ViroLogic and ACLARA, because they will contain important information about ViroLogic, ACLARA and the proposed transaction. Investors and security holders may obtain a free copy of the amended joint proxy statement/prospectus, when available, and other documents filed by ViroLogic and ACLARA at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ViroLogic by directing such request to ViroLogic, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Investor Relations. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ACLARA by directing such request to ACLARA BioSciences, Inc., 1288 Pear Avenue, California 94043, Attention: Investor Relations. ViroLogic, ACLARA and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of ViroLogic and ACLARA with respect to the transactions contemplated by the merger agreement. A description of any interests that ViroLogic’s or ACLARA’s directors and executive officers have in the proposed merger will be included in the joint proxy statement/prospectus. Information regarding ViroLogic officers and directors is included in ViroLogic’s 10-K/A filed with the Securities and Exchange Commission on April 23, 2004. Information regarding ACLARA’s officers and directors is included in ACLARA’s 10-K/A filed with the Securities and Exchange Commission on April 29, 2004. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from ViroLogic and ACLARA.

# # #